Exhibit 10.41
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
(Agreement provided to Employee November 7, 2006)
     If you choose to accept Avanir Pharmaceuticals (“The Company”) Severance Package, please sign and return this Agreement to Theresa Hope-Reese, Vice President Human Resources, by no later than 5:00 p.m. on November 29th. You may scan and e-mail the signed Agreement to Theresa Hope-Reese at THope-Reese@Avanir.com. and mail the original to her at The Company’s offices at 101 Enterprise, Suite 300, Aliso Viejo, California 92656, telephone 949.389.6745.
RECITALS
     WHEREAS, Mr. Berg will conclude his employment with the Company, as described herein;
     WHEREAS, after the conclusion of Mr. Berg’s employment with the Company, Mr. Berg wishes to serve as a consultant to the Company, and the Company wishes to retain Mr. Berg as a consultant; and
     WHEREAS, each of the Parties to this Agreement desires an amicable separation of employment and to resolve any and all claims, disputes, issues, or matters that were asserted or could be asserted;
     NOW THEREFORE, in consideration of the promises, covenants and agreements set forth herein, and subject to the terms and conditions set forth below, the Parties desire to, and hereby do, agree as follows:
1.	Mr. Berg’s employment with the Company will terminate effective November 7, 2006 (the “Termination Date”);

2.	For a term of twelve (12) months following the Termination Date (the “Consulting Period”), the Company will retain Mr. Berg and Mr. Berg agrees to provide services as an independent contractor on the terms provided in the independent contractor agreement attached hereto as Exhibit A. The Parties agree that, concurrent with the signing of this Agreement, they will sign the independent contract agreement that is attached hereto as Exhibit A.

3.	In exchange for agreeing to be bound by the terms of this Agreement and the attached Consulting Agreement, the Company will provide Mr. Berg with the following separation payments to which she/he otherwise would not be entitled:
•	Thirty-nine (39) weeks of separation pay, calculated based on Berg’s current base salary, less all the required withholdings and taxes.

•	If Berg chooses to elect continuation of coverage under federal law known as COBRA, the Company will continue to pay his medical, dental and vision premium through 31 August 2007, unless he becomes eligible for coverage under another group insurance plan before that date. Effective 01 September 2007, COBRA payments become Berg’s responsibility.

•	Outplacement benefits as approved and offered through Right Management Consultants.
The payment described in this paragraph will become due fourteen (14) days after the Effective Date of this Agreement, as defined herein, provided that Employee complies with his obligations under Section (e) below.
     4. Release.
               4.1 Berg, for himself and his heirs, agents, assigns, executors, successors and each of them, unconditionally, irrevocably and absolutely releases and discharges the Company, and any parent and subsidiary corporations, divisions, and affiliated corporations, partnerships or other affiliated entities of the Company, past and present, as well as the Company’s employees, officers, directors, agents, predecessors, successors and assigns (collectively “Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Berg’s employment with the Company, the termination of his employment, and all other losses, liabilities, claims, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Berg’s employment with the Company and the termination of that employment. This release is intended to have the broadest possible application permitted by law and includes, but is not limited to, any tort, contract, common law, constitutional or statutory claims and all claims for attorneys’ fees, costs and expenses. Notwithstanding the foregoing, this release shall not serve as a waiver of Berg’s rights to (i) vested benefits such as the Avanir Pharmaceuticals Employee Savings and Protection Plan, (ii) workers compensation or unemployment benefits, (iii) statutorily-required indemnification under California Labor Code Section 2802 or any comparable provisions of other states’ laws, or (iv) any other benefits or claims that cannot be released as a matter of law.
               4.2 Berg declares and represents that he intends this Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, the Parties intend the release to be final and complete. The Parties execute this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.
     5. Acknowledgement of Understanding. Berg and The Company acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Agreement and agree, nonetheless, that this Agreement and the release contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them. Berg and The Company expressly acknowledge and agree that Berg’s rights under Section 1542 of the California Civil Code and any comparable provisions of other states’ and federal law are expressly waived. That section provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.
     6. Pursuit of Released Claims. Berg represents that, as of the date of this Agreement, he has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against Released Parties in any court or with any governmental agency. Berg further agrees that, to the fullest extent permitted by law, he/she will not prosecute, nor allow to be prosecuted on his behalf, in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of Berg that with the execution of this release, Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Berg related in any way to the matters discharged herein. Berg further represents that he has not assigned any claim he may have against Released Parties to any other person or entity. Nothing in this Agreement limits Berg’s right to file a charge or complaint with any state or federal agency or to participate or cooperate in such a matter, but Berg acknowledges that he is not entitled to any other monies other than those payments described in this Agreement.
     7. Return of Company Property. By signing this Agreement, Berg represents and warrants that he will have returned to the Company on or before the Effective Date of this Agreement, all Company property, including all originals and copies of documents removed from The Company’s premises at any time during his employment with The Company. Berg will not be entitled to the Severance Package described in Paragraph 3 herein unless and until all such property is returned to The Company.
     8. Expense Reimbursement. By signing this Agreement, Berg agrees to submit all outstanding reimbursements he incurred as an employee of the Company to the Company on or before the Effective Date of this Agreement.
     9. Nondisparagement. Berg will not make any voluntary statements, written or verbal, or cause or encourage others to make any such statements that defame, disparage or in any way criticize the Company’s business reputation, practices or conduct.
     10. Arbitration of Disputes and Enforcement of Agreement.
               10.1 Berg and the Company agree to resolve any claims they may have against each other or that Berg has with any other Released Party through final and binding arbitration. This agreement to arbitrate applies to any and all disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it and whether a particular claim is covered by this Agreement (“Arbitrable Claims”). Except as provided in Section (h)(3) below, arbitration shall be the exclusive remedy for any such claim or dispute, and the parties expressly waive their rights to a jury trial on any such claim or dispute. Arbitration shall be conducted through JAMS or, if JAMS is not available, through another arbitration provider mutually acceptable to the parties. However, either party may bring an action in court to compel arbitration under this Agreement or to enforce an arbitration award. The Federal Arbitration Act shall govern the interpretation and enforcement of this section. If a court or arbitrator finds the Federal

Arbitration Act does not govern, then California law shall govern the interpretation and enforcement of this section.
               10.2 In any arbitration, legal proceeding or other proceeding brought to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs. In addition, should Berg or the Company attempt to resolve any claim waived by this Agreement or pursue any Arbitrable Claim by any method other than arbitration (except to the extent allowed in Section (h)(3) below) the responding party will be entitled to recover from the initiating party all damages, costs, expenses, and attorneys’ fees incurred as a result of that breach.
               10.3 The requirement to arbitrate disputes shall not preclude Berg from filing a charge or with a state or federal government agency. However, Berg acknowledges that he is not entitled to any other monies other than those payments described in this Agreement.
     11. Older Workers’ Benefit Protection Act. This Agreement is intended to satisfy the requirements of the Older Workers’ Benefit Protection Act, 29 U.S.C. sec. 626(f). The following general provisions, along with the other provisions of this Agreement, are agreed to for this purpose:
               11.1 Berg acknowledges and agrees that he has read and understands the terms of this Agreement.
               11.2 Berg acknowledges that this Agreement advises him in writing that he may consult with an attorney before executing this Agreement, and that he has obtained and considered such legal counsel as he deems necessary, such that he is entering into this Agreement freely, knowingly and voluntarily.
               11.3 Berg acknowledges that he has been given at least twenty-one (21) days in which to consider whether or not to enter into this Agreement. Berg understands that, at his option, he may elect not to use the full twenty-one (21) day period.
               11.4 Berg shall have seven (7) days after signing this Agreement to revoke this Agreement. This Agreement will not become effective until the expiration of the revocation period. Berg’s revocation of this Agreement must be in writing and received by Theresa Hope-Reese, Vice President Human Resources, no later than 5:00 p.m. on the seventh day in order to be effective. If Employee does not revoke acceptance within the seven (7) day period, this Agreement will become fully effective and enforceable on the eighth day after the Agreement is signed (the “Effective Date”).
               11.5 Berg does not waive or release any rights or claims that he may have under the Age Discrimination in Employment Act that arise after the execution of this Agreement. Berg is not waiving his right to file a complaint or charge with the EEOC (including a challenge to the validity of this Agreement) or participate in any investigation or proceeding conducted by the EEOC.
     12. Miscellaneous. This Agreement and the exhibit hereto sets forth the entire agreement between Berg and the Company pertaining to the subject matter of this Agreement.

This Agreement may not be modified or canceled in any manner except by a writing signed by both Berg and an authorized Company official. Berg acknowledges that the Company has made no representations or promises to him, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, that provision will be enforced to the greatest extent permitted by law and all other provisions will remain fully enforceable. This Agreement binds the Parties and their heirs, administrators, representatives, executors, successors, and assigns. This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against Berg or the Released Parties. Unless the context indicates otherwise, the term “or” shall be deemed to include the term “and” and the singular or plural number shall be deemed to include the other. This Agreement shall be governed by the law of the State of California, excluding its laws relating to the choice of laws.
     13. Counterparts. This Agreement may be executed by facsimile or facsimile signature, and in separate counterparts, each of which shall be deemed an original but all of which, when taken together, shall constitute one and the same instrument.
     Please read this Agreement and carefully consider all of its provisions before signing it. This Agreement includes a release of known and unknown claims. This Agreement also includes an arbitration clause in which both parties waive any rights they may have to trial by jury with regard to arbitrable claims. If you wish, you should take advantage of the twenty-one (21) day consideration period provided by this Agreement and consult your attorney.

Date	11/28/2006	/s/ James E. Berg

Employee

Date	07 Nov 06	/s/ Theresa Hope-Reese

Company

EXHIBIT A
TO SEPARATION AGREEMENT AND RELEASE OF CLAIMS
INDEPENDENT CONTRACTOR AGREEMENT
07 November 2006
     This Independent Contractor Agreement (“Agreement”) is entered into by and between Avanir Pharmaceuticals, a California corporation (“Avanir” or the “Company”), and James E. Berg (collectively referred to as the “Parties”).
     WHEREAS, Mr. Berg will terminate his employment with Avanir, as described in the Separation Agreement and Release entered into by Mr. Berg and Avanir (the “Separation Agreement”);
     WHEREAS, after the conclusion of Mr. Berg’s employment with Avanir, Mr. Berg wishes to serve as a consultant to Avanir, and Avanir wishes to retain Mr. Berg as a consultant; and
     WHEREAS, each of the Parties to this Agreement desires, through a release of claims, to resolve any and all claims, disputes, issues, or matters that were asserted or could have been asserted or could be asserted.
     NOW, THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
     1. Consultancy. Mr. Berg shall serve as a consultant to the Company for a twelve (12)-month period commencing on the date Mr. Berg’s employment with Avanir concludes pursuant to the Separation Agreement and concluding twelve (12) months thereafter (“Consulting Period”).
     2. Scope of Work. During the Consulting Period, Mr. Berg agrees to make himself available at reasonable times and places to perform consulting services as requested by the Company. Such services include, but are not limited to, providing advice and assistance regarding special projects, conference appearances or any other matter consistent with Mr. Berg’s background, skills and experience, as requested by the Chief Executive Officer of Avanir. Mr. Berg further agrees that during the Consulting Period he will make himself available and use his best efforts in the transition of his former duties to designated representatives or employees of the Company. Such efforts include, but are not limited to, providing corporate records, files and other materials. Except as otherwise requested by the Company, Mr. Berg shall not perform his duties on the Company’s premises, nor will he be provided with use of the Company’s telephones, voice-mail, e-mail, internet or other Company property.
     3. Consulting Fee. As compensation for providing consulting services during the Consulting Period, Mr. Berg will receive a $105.30 per hour of consulting service provided. If Avanir terminates Mr. Berg’s consultancy prior to the expiration of the Consulting Period,

Avanir will continue to pay Mr. Berg any unpaid portion in accordance with the payment schedule set forth above. Notwithstanding the preceding sentence or any other provision of this Agreement, Avanir may terminate Mr. Berg’s consultancy and not make any further payments to Mr. Berg should Mr. Berg violate any provision of this Agreement, including but not limited to the provisions of Section 5, below. The Company shall reimburse Mr. Berg for reasonable expenses incurred on behalf of the Company during the Consulting Period, provided that such expenses are approved in advance and substantiated in accordance with Company policies.
     4. Benefits. As an independent contractor, Mr. Berg is not entitled to any Company employee benefits, other than as outlined in the Separation Agreement and Release of Claims.
     5. Noncompetition. During the Consulting Period, Mr. Berg may engage in other employment, consulting or businesses, provided such activity does not preclude him from making himself reasonably available to provide consulting services to the Company as provided above.
     6. Nonsolicitation. Through 08 August 2007, Mr. Berg will not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for himself or for any other person or entity.
     7. Confidential Information. Mr. Berg understands and agrees that his obligations to the Company under the Employee Invention Assignment, Patent and Confidential Information Agreement entered into between Mr. Berg and the Company on 07 April 1999 (the “Proprietary Agreement”) shall continue through the Consulting Period and shall survive the termination of his relationship with the Company under this Agreement.
     8. Breach of this Agreement. Mr. Berg acknowledges that upon his material breach of any provision of this Agreement or the Proprietary Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Mr. Berg agrees that in addition to any other remedies which the Company may have under this Agreement, the Proprietary Agreement or otherwise, the Company shall be entitled to obtain equitable relief (without the posting of a bond) including specific performance, injunctions and restraining Mr. Berg from committing or continuing any such violation of this Agreement or the Proprietary Agreement.
     9. Independent Contractor Status. In performance of services under this Agreement, Mr. Berg will be an independent contractor of, and is not an agent or employee of, and has no authority to bind, the Company by contract or otherwise.
     10. Employment Taxes. Mr. Berg agrees that he shall report as self-employment income all compensation he receives pursuant to this Agreement and is solely responsible for any taxes, withholdings and similar statutory obligations. Mr. Berg will indemnify the Company and its officers, directors, shareholders and employees and agents and will hold it and them harmless from any and all claims made by any entity on account of an actual or alleged failure by Mr. Berg to satisfy any such tax or withholding obligations.

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     11. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Mr. Berg represents and warrants that he has the capacity to act on his own behalf and on behalf of all whom might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
     12. No Representations. Neither Party has relied upon any representations or statements made by the other Party hereto which are not specifically set forth in this Agreement the Separation Agreement or the Proprietary Agreement.
     13. Severability. In the event that any provision hereof becomes or is declared by a court or other tribunal of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect, and any such provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
     14. Entire Agreement. This Agreement, and the exhibit hereto, represent the entire agreement and understanding between the Company and Mr. Berg concerning his consultancy with the Company, and supersede and replace any and all prior agreements and understandings concerning Mr. Berg’s relationship with the Company and his compensation by the Company, with the exception of the Proprietary Agreement and the Separation Agreement. To the extent any provision of the Proprietary Agreement may conflict with any provision of this Agreement or the Separation Agreement, this Agreement and the Separation Agreement shall prevail.
     15. No Oral Modification. This Agreement may only be amended in a writing signed by Mr. Berg and the Company.
     16. Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.
     17. Effective Date. This Agreement shall he effective upon the Effective Date as defined in the Separation Agreement and Release of Claims to which this Agreement is an exhibit.
     18. Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
     19. Assignment. This Agreement may not be assigned by Mr. Berg or the Company without the prior written consent of the Company. Notwithstanding the foregoing, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Mr. Berg.
     20. Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:

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               a. they have read this Agreement;
               b. they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
               c. they understand the terms and consequences of this Agreement and of the releases it contains; and
               d. they are fully aware of the legal and binding effect of this Agreement.
     IN WITNESS WHEREOF, each of the Parties has executed this Agreement, in the case of the Company by its duly authorized officer as of the day and year first written above.

AVANIR PHARMACEUTICALS

By	Theresa Hope-Reese 07 Nov 06

Theresa Hope-Reese

JAMES E. BERG, an individual

James E. Berg

James E. Berg

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